Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VOYAGER LEARNING COMPANY
     FIRST. The name of the corporation (hereinafter called the “Corporation”) is Voyager Learning Company.
     SECOND. The address, including street, number, city and county, of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.
     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
     FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value of $0.001 per share, and are to be of one class.
     FIFTH. Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
     SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the by-laws of the Corporation.
     SEVENTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
     EIGHTH. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors and officers of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through By-law provisions, agreements with such directors, officers or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of any director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

     NINTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.
     TENTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.